EXHIBIT 10(n)
                     PLAN AND AGREEMENT OF REORGANIZATION



     This Plan and Agreement of Reorganization (this "Plan and Agreement") is made this 24th day of January 2000, by and among Antilles Wireless Cable T.V., Inc., a U.S. Virgin Islands corporation ("AWC, Inc."), Calypso-Com Ltd., a U.S. Virgin Islands corporation ("Calypso-Com"), Wireless World, LLC, a U.S. Virgin Islands limited liability company ("Wireless World"), Atlantic Tele-Network, Inc., a Delaware corporation ("ATN"), and Cornelius B. Prior, Jr., an individual who is a bona fide resident of the U.S. Virgin Islands ("Prior").

     Certain other capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 12.

     Whereas, AWC, Inc., Calypso-Com and Hubbard MDS of Virgin Islands, Inc., a U.S. Virgin Islands corporation ("Hubbard"), are the sole partners in Antilles Wireless Cable T.V. Company, a Virgin Islands general partnership ("Antilles Wireless");

     Whereas, Calypso-Com has exercised an option to purchase all of Hubbard's interest in Antilles Wireless on or before the Closing Date;

     Whereas, ATN is the sole member of Wireless World;

     Whereas, Prior is the sole stockholder of AWC, Inc. and Calypso-Com; and

     Whereas, the parties hereto desire that (i) AWC, Inc. and Calypso Com transfer their entire partnership interests in Antilles Wireless (including the present partnership interest of Hubbard) to Wireless World on the terms and conditions provided in this Plan and Agreement, (ii) that AWC, Inc. and Calypso-Com shall liquidate on the Closing Date, and (iii) that all of the consideration payable hereunder for the Transfer shall be paid to Prior as and for a liquidating distribution of AWC, Inc. and Calypso-Com.

                                   10(n)-1

     NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

     1. The Transfer.

     1.1.Effectiveness; Consideration. On the Closing Date AWC, Inc. and Calypso-Com shall sell, assign and transfer their entire partnership interests in Antilles Wireless (including the present partnership interest of Hubbard) to Wireless World (the "Transfer"), in exchange for the payment to Prior of $1,500,000 in cash and 242,424 shares of ATN common stock (which shares have a value of $2,000,000 based on the closing price of a share of ATN common stock on the American Stock Exchange on October 31, 1999); provided, however, that if $1,500,000 shall be more than 55% of the total consideration payable to Prior under this Section 1.1 (with the shares of ATN common stock issuable hereunder being valued at the closing price of ATN common stock on the American Stock Exchange on the last day prior to the Closing Date that such stock shall have traded on such exchange (the "Closing Date Value")), then the cash consideration payable under this Section 1.1 shall be reduced, and the number of shares of ATN common stock shall be increased (at the rate of one share for each $8.25 reduction in the cash consideration) so that the cash consideration payable to Prior under this Section is equal to 55% of the total such consideration when the shares of common stock issuable hereunder are valued at the Closing Date Value.

     1.2 Certain Indebtedness. At October 31, 1999, Antilles Wireless was indebted to ATN in the amount of $ 237,897, including accrued interest, which indebtedness, together with interest on the principal amount thereof at the rate of 8.0% per annum from October 31, 1999 until the date of payment has been repaid to ATN. Antilles Wireless has required and will require additional cash for its operations from October 31, 1999 to the Closing Date (as defined in Section 2). If ATN shall make any advances to Antilles Wireless after October 31, 1999, such advances shall bear interest at the rate of 8.0% per annum, shall be repayable by Prior to ATN upon demand if this Plan and Agreement shall terminate without the Transfer occurring, and shall not be subtracted from the amounts payable hereunder to Prior if the Transfer shall occur. Any amounts advanced by Prior to Antilles Wireless, AWC, Inc. or Calypso-Com after October 31, 1999 shall bear interest at the rate of 8.0% per annum and shall be repaid by ATN to Prior, together with accrued interest, on the effectiveness of the Transfer.

     1.3 Gross Profit Adjustment. If, after giving effect to the Transfer, the various businesses of Antilles Wireless and Wireless World conducted through use of the Licenses (as defined in Section 2) (including, without limitation, wireless distribution of TV programming, wireless internet access and wireless data transmission and telephony businesses) shall generate an aggregate Gross Profit (as defined below) of less than $6,000,000 for the Measurement Period (as defined below), then Prior shall return to ATN cash equal to (a) one-fourth of the deficiency in such Gross Profit up to a maximum repayment of $1,500,000 (ie, in the event of an aggregate Gross Profit of zero or less) plus (b) interest on such 25% of the deficiency amount at the Prime Rate for the period from the Closing Date to the date of return of such cash to ATN. At the Closing Prior shall pledge to ATN 242,424 shares of ATN common stock as collateral security for his obligations pursuant to this Section 1.3 and
Section 8.2 hereof. If, after giving effect to the Transfer, the various businesses of Antilles Wireless and Wireless World conducted through use of the Licenses shall generate an aggregate Gross Profit in excess of $12,000,000 for the Measurement Period, then ATN shall issue to Prior additional shares of ATN common stock having a value (determined in accordance with Section 1.3.4 hereof) equal to (a) one-fourth of the amount of such excess Gross Profit up to a maximum additional payment of $1,500,000 (ie, in the event of an aggregate Gross Profit of $18,000,000 or more) plus (b) interest on such 25% of the excess amount at the Prime Rate for the period from the Closing Date to the date of issuance of such additional ATN common stock to Prior. For purposes of this Section 1.3:

                                   10(n)-2

     1.3.1 "Gross Profit" shall mean (a) after giving effect to the Transfer, the revenues of Antilles Wireless and Wireless World from the conduct of any business through the use of the Licenses, including, without limitation, wireless distribution of TV programming, wireless internet access and wireless data transmission and telephony businesses, minus (b) (i) in the case of the distribution of TV programming, internet access and data transmission businesses, all programming costs, T-1 costs, access charges, and gateway costs for providing such services, and (ii) in the case of telephony or other businesses conducted through the use of the Licenses, all costs of sales, all determined in accordance with United States generally accepted accounting principles ("GAAP") on a basis consistent with the determination of gross profit reported in the Financial Statements (as defined in Section 3.3).

     1.3.2 the "Measurement Period" shall mean the calendar years 2000, 2001 and 2002; provided that if the business operations of Wireless World shall be significantly interrupted by reason of a hurricane or other act of God, the Measurement Period shall be extended for a period equal to the period of such significant interruption.

     1.3.3 the "Prime Rate" shall mean a variable rate per annum equivalent at all times to the prime rate then in effect of the Chase Manhattan Bank, N.A., which rate shall change whenever the prime rate of said bank changes.

     1.3.4 for purposes of issuing additional shares of ATN common stock to Prior under this Section 1.3. such additional shall be valued at the average closing price of ATN common stock on the American Stock Exchange (or if not then listed on the American Stock Exchange, on the principal securities market on which it is then listed or traded) for the last ten trading days in the Measurement Period.

     2. Closing. The closing of the transaction herein contemplated shall take place at the offices of ATN in St. Thomas, U.S. Virgin Islands, within 5 business days after ATN and Calypso-Com shall have obtained the approval of the Federal Communications Commission (the "FCC") to the transfer from Hubbard to Wireless World of the MMDS and LMDS licenses currently held by Antilles Wireless (the "Licenses"). Prior shall bear all costs and expenses (including, without limitation reasonable attorneys' fees and filing fees) related to such transfer of the Licenses. The date on which the closing occurs is herein referred to as the Closing Date.

     3. Representations and Warranties of Prior. Prior represents and warrants to Wireless World and ATN as follows:

     3.1 Organization and Ownership. Antilles Wireless is a partnership duly formed, validly existing and in good standing under the laws of the U.S. Virgin Islands. Antilles Wireless has the legal power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a partnership in each jurisdiction in the which the failure to be so qualified would not have a Material Adverse Effect. For purposes of this Plan and Agreement, the term "Material Adverse Effect" means any change, event or effect that would reasonably be likely to have a material adverse effect on the business, assets (including intangible assets), financial condition, future prospects or results of operations of Antilles Wireless. Each of AWC, Inc. and Calypso-Com is a corporation duly organized and existing and in good standing under the laws of the U.S. Virgin Islands. Prior is the owner of all of the outstanding capital stock of AWC, Inc. and Calypso-Com. AWC, Inc., Calypso-Com and Hubbard are the sole partners in Antilles Wireless, and Calypso-Com has exercised an option to purchase all of Hubbard's interest in Antilles Wireless on or before the Closing Date for $40,000 (payable in cash or ATN common stock).

     3.2 Authorization. This Plan and Agreement and the transactions contemplated herein have been duly authorized by all necessary partnership action on the part of AWC, Inc., Calypso-Com and Hubbard, as the sole partners of Antilles Wireless, and corporate action on the part of the board of directors and stockholders of AWC, Inc. and Calypso-Com.

                                   10(n)-3

     3.3 Financial Statements. Prior has furnished ATN unaudited financial statements of Antilles Wireless as at October 31, 1999 and for the ten months then ended (the "Financial Statements"). Said financial statements fairly present the financial position of Antilles Wireless at said date and its results of operations for the nine months then ended in accordance with GAAP, subject to normal audit adjustments which would not result in any material adverse change in said financial condition or results of operations. Except
(i) as reflected in such Financial Statements or (ii) incurred since October 31, 1999, in the ordinary course of business consistent with past practice (none of which are material), Antilles Wireless has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate are reasonably likely to have a Material Adverse Effect. AWC, Inc. and Calypso-Com have, and on the Closing Date will have, no assets or liabilities, contingent or otherwise, except for their respective interests in Antilles Wireless and except for the obligation of Calypso-Com to acquire Hubbard's interest in Antilles Wireless for $40,000 payable in cash or by delivery of ATN common stock.

     3.4 No Changes. Since October 31, 1999, Antilles Wireless' business has been conducted in the ordinary course consistent with past practice and Antilles Wireless has made no distributions to its partners and there has been no action, event, occurrence, development, change in method of doing business or state of circumstances or facts that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

     3.5 Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Antilles Wireless, AWC, Inc. or Calypso-Com is a party or otherwise binding upon any of them which has the effect of prohibiting any business practice, any acquisition of property (tangible or intangible) by Antilles Wireless or the conduct of Antilles Wireless' business as currently conducted or proposed to be conducted which would have a Material Adverse Effect.

     3.6 Title; Sufficiency of Assets. On the effectiveness of the Transfer Wireless World will acquire good and valid title to the Licenses and all of the assets and properties of Antilles Wireless, free and clear of all mortgages, conditional sales agreements, charges, liens or encumbrances. The assets to be acquired by Wireless World pursuant to the Transfer constitute all of the assets of Prior and his Affiliates and Hubbard which are used in connection with the business of Antilles Wireless.

     3.7 Litigation. There are no legal or administrative proceedings of any kind now pending or to the knowledge of Prior threatened which in any manner involve Antilles Wireless or any of its assets or properties.

     3.8 Contracts. Except as set forth in Schedule 3.8 hereto, Antilles Wireless is not a party to any written or oral (i) contract with any labor union representing persons who perform services for or in connection with Antilles Wireless, (ii) bonus, pension, profit sharing retirement, share purchase, stock option, hospitalization, insurance or other plan providing employee benefits to persons who performed services for or in connection with Antilles Wireless, (iii) lease, whether as lessor or as lessee, with respect to any real property or personal property used or useful in connection with Antilles Wireless, (iv) commitment of or pertaining to Antilles Wireless involving more than $20,000, (v) employment contract with any person who performs services for or in connection with Antilles Wireless which contract cannot be terminated in 30 days or less without cost, or (vi) contract pertaining to Antilles Wireless which is not made in the ordinary course of business of Antilles Wireless.

                                   10(n)-4

     3.9 Compliance with Laws; Permits. To the best of the knowledge and belief of Prior, Antilles Wireless has complied with and is in compliance with all laws, regulations and Orders applicable to it, and is not in default in any respect under any contract to which it is a party pertaining to it. Other than the Licenses, Antilles Wireless holds all permits, licenses, variances, orders and approvals from any Governmental Body which are material to the operation of its business as presently conducted or proposed to be conducted following the Closing Date.

     3.10 Consents and Approvals; No Conflicts. Except as set forth in
Schedule 3.10 hereto (the "Required Consents"), neither the execution, delivery and performance of this Plan and Agreement by Prior or AWC, Inc. or Calypso-Com, nor the consummation of the transactions contemplated hereby, (i) requires Prior or AWC, Inc. or Calypso-Com to obtain any consent, approval, permit or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other Person, (ii) violates, conflicts with or results in a breach or default under (after the giving of notice, with the passage of time, or both), or permits the termination of, any contract, right or other obligation or restriction relating to or which affects Antilles Wireless to which Prior or AWC, Inc. or Calypso-Com or Antilles Wireless is a party or by which any of them may be bound or subject, or results in the creation of any lien upon any of the assets of Antilles Wireless, (iii) violates or conflicts with any Order against, or binding upon, Prior or AWC, Inc. or Calypso-Com or Antilles Wireless or upon any of the assets of Antilles Wireless, or (iv) violates or results in the revocation or suspension of any License. 3.11 Year 2000. Antilles Wireless is Year 2000 Compliant and, to the best of Prior's knowledge, its respective suppliers are or will be Year 2000 Compliant at January 1, 2000, except in each case, for such failures to be Year 2000 Compliant that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect. For purposes of this Plan and Agreement, the term "Year 2000 Compliant," with respect to a computer system or software program, means that such computer system or program: (A) is capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date-related data for dates earlier and later than January 1, 2000; (B) has the ability to provide date recognition for any data element without limitations; (C) has the ability to function automatically into and beyond the Year 2000 without human intervention and without any change in operations associated with the advent of the Year 2000; (D) has the ability to interpret data, dates and time correctly into and beyond the Year 2000; (E) has the ability not to product noncompliance in existing data, not otherwise corrupt such data, into and beyond the Year 2000; (F) has the ability to process correctly after January 1, 2000, data containing dates and times before that date; and (G) has the ability to recognize all "leap year" dates, including February 29, 2000.

     3.12 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Plan and Agreement.

     3.13 Taxes. Antilles Wireless has filed or has caused to be filed all tax returns and reports required to be filed by it and such returns and reports are complete and correct in all material respects. Antilles Wireless has paid or caused to be paid all taxes due and owing through the date hereof.

     3.14 Investment Representations.

                                   10(n)-5

     (a) Prior understands that the shares of ATN common stock to be issued to Prior under this Plan and Agreement are intended to be exempt from registration under the Securities Act of 1933, as amended (the "Act") by virtue of Section 4(2) of the Act and that he may not sell, transfer, assign, pledge, dispose of, grant a security interest, mortgage, hypothecate, encumber or permit or suffer any encumbrance on all or any portion of such common stock (collectively, a "Transfer") unless such common stock is registered under the Act or an exemption from such registration is available. Prior also understands that the Transfer of such ATN common stock is also restricted by State securities laws.

     (b) Prior is acquiring the ATN common stock to be issued to him hereunder for his own account as principal for investment and not with a view to resale or distribution in whole or in part, and he has no present agreement, understanding or arrangement to sell, assign or otherwise dispose of all or any part of such shares of ATN common stock.

     3.15 Tax Status. AWC, Inc. and Calypso-Com have been sub-chapter S corporations pursuant to the Internal Revenue Code as amended, as applicable in the U.S. Virgin Islands, based on timely filed elections of such status with the Virgin Islands Bureau of Internal Revenue with effect from their respective dates of incorporation.

     4. Representations and Warranties of ATN.

     4.1 Organization and stock ownership. Wireless World is a limited liability company duly organized and existing and in good standing under the laws of the U.S. Virgin Islands. All of the equity interests in Wireless World are owned by ATN. ATN is a corporation duly organized and existing and in good standing under the laws of the state of Delaware.

     4.2 Due Authorization. This Plan and Agreement and the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Wireless World and ATN.

     4.3 ATN Common Stock. The shares of ATN common stock to be issued to Prior pursuant to this Plan and Agreement will, when issued, be duly authorized, validly issued, fully paid and nonassessable shares of common stock of ATN.

     4.4 No Conflicts. Neither the execution, delivery and performance of this Plan and Agreement by Wireless World or ATN, nor the consummation of the transactions contemplated hereby, (i) requires Wireless World or ATN to obtain any consent, approval, permit or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body, or any other Person except for FCC approval with regard to transfer of the Licenses and the listing on the American Stock Exchange of the shares of ATN common stock to be issued to Prior hereunder, (ii) violates, conflicts with or results in a breach or default under (after the giving of notice, with the passage of time, or both), or permits the termination of, any contract, right or other obligation or restriction to which Wireless World or ATN is a party, or (iii) violates or conflicts with any Order of any Governmental Body against, or binding upon, Wireless World or ATN.

     5. Covenants of AWC, Inc., Calypso-Com and Prior Pending the Closing. AWC, Inc., Calypso-Com and Prior, jointly and severally, covenant that, during the period from the date of this Plan and Agreement to the Closing Date:

                                   10(n)-6

     5.1 they will not permit Antilles Wireless to engage in any transaction or make any commitment or expenditure (except as otherwise expressly contemplated herein) other than in the ordinary course of business consistent with past practice or to make any distributions to its partners;

     5.2 they will not permit Antilles Wireless to take any action which would cause any of the representations and warranties contained in Section 3 hereof not to be true and correct as of the Closing Date as if such representations and warranties were restated as of such Date;

     5.3 they will afford Wireless World and ATN and their representatives, agents and employees access at all reasonable times to the properties, books and records of Antilles Wireless.

     6. Conditions Precedent to the Obligations of Wireless World and ATN.

     6.1 The obligations of Wireless World and ATN to consummate the Transfer are subject to the fulfillment, or waiver by ATN, of the following conditions precedent at or before the Closing Date:

     6.1.1 Representations and Warranties. The representations and warranties of Prior contained in this Plan and Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified or contained in any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects when made and again at and as of the Closing Date as if made at and as of such Date. ATN and Wireless World shall have received a certificate signed by Prior to such effect.

     6.1.2 Performance. AWC, Inc., Calypso-Com and Prior shall have performed and complied with all agreements, obligations and covenants required by this Plan and Agreement to be performed or complied with by them on or prior to the Closing Date. ATN and Wireless World shall have received a certificate signed by Prior to such effect.

     6.1.3 No Adverse Change. During the period from October 31, 1999 to the Closing Date, there shall not have been any material adverse change in the financial condition or results of operations of Antilles Wireless or any material damage, destruction, casualty or other change to or affecting the assets of Antilles Wireless.

     6.1.4 Required Consents and License Transfers. Prior shall have delivered written evidence to ATN that all Required Consents shall have been obtained and that the Licenses have been validly transferred to Wireless.

     6.1.5 No Injunction or Litigation. No provision of any applicable law and no Order shall prohibit the consummation of the transaction herein provided for, and no litigation shall have been instituted against Antilles Wireless or any of the parties hereto, which seeks to restrain, prevent, change or delay in any material respect the transactions herein provided for or seeks to challenge any of the material terms or provisions of this Plan and Agreement or seeks material damages in connection with such transactions.

     6.1.6 Purchase of Hubbard Interest. Calypso-Com shall have completed the purchase of Hubbard's interest in Antilles Wireless with consideration supplied by Prior or paid out of the consideration otherwise payable to Prior hereunder on the Closing Date.

                                   10(n)-7

     6.1.7 Financial Condition. Prior shall have delivered written evidence to ATN that at and as of the Closing Date (x) Antilles Wireless' total partners' equity shall not have declined during the period from October 31, 1999 to the Closing Date by more then $70,000 per month, and (y) Antilles Wireless' working capital shall not have declined during the period from October 31, 1999 to the Closing Date by more than (i) $40,000 per month plus (ii) the aggregate amount of capital expenditures made by Antilles Wireless during such period with the approval of a majority of the Board of Directors of ATN. Each of the foregoing shall be determined in accordance with GAAP on a basis consistent with the Financial Statements.

     6.1.8 Legal Opinions. ATN shall have received the opinion or opinions of Marjorie Rawls Roberts, Esq., Fried, Frank, Harris, Shriver & Jacobson or Donelan, Cleary, Wood & Maser, counsel to Antilles Wireless, Prior, AWC, Inc. and Calypso-Com, which opinion shall be satisfactory to ATN in its reasonable discretion, to the effect that at the Closing Date: (i) Antilles Wireless is a partnership duly formed, validly existing and in good standing under the laws of the U.S. Virgin Islands, (ii) to the knowledge of such counsel, AWC, Inc. and Calypso-Com are the sole partners of Antilles Wireless; (iii) each of AWC, Inc. and Calypso-Com has all requisite power and authority to enter into this Plan and Agreement and perform its obligations hereunder, and the execution, delivery and performance of this Plan and Agreement by each of them has been duly and validly authorized by all requisite legal action and this Plan and Agreement has been duly executed and delivered by each of them; (iv) this Plan and Agreement is valid and binding upon each of Prior, AWC, Inc. and Calypso-Com and is enforceable against each of them in accordance with its terms; (v) following the Transfer, Wireless World will have all FCC and U.S. Virgin Islands Governmental Body Permits (including Licenses) necessary to conduct the business heretofore conducted by Antilles Wireless; and (vi) the Transfer will vest in Wireless World title to all assets of Antilles Wireless.

     6.1.9 Pledge. Prior shall have executed and delivered to ATN a security and pledge agreement, in form and substance reasonably satisfactory to ATN, pursuant to which 242,424 shares of ATN common stock are pledged as collateral security for Prior's obligations under Sections 1.3 and 8.2 hereof, which shares will be returned to Prior promptly after final determination of the Measurement Period Gross Profit unless a proper unsatisfied claim has theretofore been made by ATN under Section 1.3 or 8.2 hereof.

     6.1.10 Tax Comfort. ATN shall have obtained reasonably satisfactory assurance that the Transfer will not have significant adverse tax consequences to either ATN or Wireless World.

     7. Conditions Precedent to Obligations of AWC, Inc., Calypso-Com and Prior. The obligations of AWC, Inc., Calypso-Com and Prior to consummate the Transfer are subject to the fulfillment, or waiver by Prior, of the following conditions precedent at or before the Closing Date:

     7.1 Representations and Warranties. The representations and warranties of Wireless World and ATN contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects when made and again at and as of the Closing Date as if made at and as of such Date. AWC, Inc., Calypso-Com and Prior shall have received a certificate signed on ATN's behalf by an executive officer thereof to such effect.

     7.2 Performance. Wireless World and ATN shall have performed and complied with all agreements, obligations and covenants required by this Plan and Agreement to be performed or complied with by them on or prior to the Closing Date. AWC, Inc., Calypso-Com and Prior shall have received a certificate signed on ATN's behalf by an executive officer thereof to such effect.

                                   10(n)-8

     7.3 No Injunction or Litigation. No provision of any applicable law and no Order shall prohibit the consummation of the transaction herein provided for, and no litigation shall have been instituted or pending against Antilles Wireless or any of the parties hereto which seeks to restrain, prevent, change or delay in any material respect the transactions herein provided for or seeks to challenge any of the material terms or provisions of this Plan and Agreement or seeks material damages in connection with such transactions.

     7.4 Tax Ruling. Prior shall have received a ruling letter from the Bureau of Internal Revenue of the U.S. Virgin Islands, in form and substance reasonably satisfactory to Prior, to the effect that neither Prior nor AWC, Inc. nor Calypso-Com will recognize any taxable income on consummation of the transactions contemplated by this Plan and Agreement except that Prior will recognize capital gain in an amount equal to the lesser of (i) the cash received by him pursuant to Section 1.1 hereof and (ii) the amount by which the value of the total consideration received by Prior pursuant to Section 1.1 hereof exceeds his basis for his total investment in AWC, Inc. and Calypso-Com.

     8. Indemnification

     8.1 Survival of Representations and Warranties. The representations and warranties of Prior contained in this Plan and Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing hereunder and any investigation of the affairs of AWC, Inc., Calypso-Com or Antilles Wireless and any knowledge of facts determined or determinable by Wireless World or ATN until the end of the Measurement Period, except for the representations and warranties set forth in Sections 3.1, 3.2, 3.4. and 3.6 (including all indemnification obligations related to such sections) which shall survive until, and all claims with respect thereto shall be made within, 60 days after expiration of the applicable statute of limitations.

     8.2 Obligation of Prior to Indemnify. Prior shall indemnify, defend and hold harmless Wireless World and ATN and their respective directors, officers, managers, employees, Affiliates, successors and assigns from and against any and all claims, losses, liabilities, damages, judgments, settlements, costs of investigation or other expenses (including interest, penalties and reasonable attorneys' fees and disbursements and expenses incurred in enforcing this indemnification or in any litigation between the parties or with third parties) collectively, the "Losses", suffered or incurred by Wireless World or ATN or any of the foregoing persons arising out of any breach of the representations, warranties, covenants and agreements of Prior contained in this Plan and Agreement or in any certificate or other writing delivered pursuant hereto.

     8.3 Obligation of Wireless World and ATN to Indemnify. Wireless World and ATN hereby, jointly and severally, agree to indemnify, defend and hold harmless Prior and his successors and assigns from and against any and all Losses, suffered or incurred by Prior or his successors and assigns arising out of any breach of the representation, warranties, covenants and agreements of Wireless World or ATN contained in this Plan and Agreement or in any certificate or other writing pursuant hereto.

     8.4 Notice and Opportunity to Defend Third Party Claims.

     (i) Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim, or circumstance which would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give prompt notice thereof (the "Claims Notice") to the party or parties obligated to provide indemnification pursuant to this
Section 8 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

                                   10(n)-9

     (ii) The Indemnifying Party may elect to defend, at its own expense and with its own counsel satisfactory to Indemnitee, any Asserted Liability, unless (i) the Asserted Liability seeks an Order, injunction or other equitable or declaratory relief against the Indemnitee, or (ii) the Indemnitee shall have reasonably concluded that (x) there is a conflict of interest between the Indemnitee and the Indemnifying Party in the conduct of such defense, or (y) the Indemnitee shall have one or more defenses not available to the Indemnifying Party; provided, however, that the Indemnifying Party shall not be permitted to make such election if the Indemnifying Party fails to provide Indemnitee with evidence reasonably acceptable to Indemnitee that the Indemnifying Party will have the financial resources to defend against the Asserted Liability and fulfill its indemnification obligations hereunder. If the Indemnifying Party elects to defend such Asserted Liability, it shall within thirty (30) calendar days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability. If the Indemnifying Party assumes the defense against any Asserted Liability it will be conclusively established for purposes of this Agreement that such Asserted Liability is within the scope of, and subject to, indemnification. If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the first sentence of this Section 8.4(ii), fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the reasonable written objection of the other, provided, however, that the Indemnitee may settle or compromise any claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election as herein provided or is contesting its indemnification obligations hereunder. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its Control that are necessary or appropriate for such defense. Any expenses of any Indemnitee for which indemnification is available hereunder shall be paid upon written demand therefor.

     9. Expenses. Whether or not the transactions herein provided for shall be consummated at the Closing, each of the parties hereto shall bear its own expenses in connection with the negotiation, execution, delivery and performance of this Agreement except as otherwise expressly provided herein; provided, however, that Prior shall be responsible for the expenses of Antilles Wireless, AWC, Inc. and Calypso-Com which he shall pay in full on or before the Closing Date.

     10. Entire Agreement; No Third-Party Beneficiaries. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supercedes all prior agreements, written or oral with respect thereto and is not intended to confer upon any Person other than the parties hereto any rights or remedies. This Agreement may be modified, superceded, canceled, renewed or extended only by a written instrument signed by the parties hereto. The provisions of this Agreement may be waived only by a writing signed by the party making such waiver. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege preclude any further exercise thereof or the exercise of any other such right, power or privilege.

                                   10(n)-10

     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the U.S. Virgin Islands applicable to agreements made and to be performed entirely within such territory, without regard to the conflict of laws and rules thereof.

     12. Definitions. The following terms, as used herein, have the following definitions:

     "Affiliate" of any Person means any other Person directly or indirectly through one or more Intermediary Persons, Controlling, Controlled by or under common Control with such person.

     "Control" with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise.

     "Governmental Body" means any Federal, state, territorial, local, or foreign government, any Court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority.

     "Order" means any permanent or temporary order, injunction, judgement, or decree of any Governmental Body.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

     13. Headings. The descriptive headings contained in this Plan and Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

     14. Counterparts. This Plan and Agreement may be executed in one or more counterparts, all of which shall be considered one and the same plan and agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     15. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Plan and Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party, except that each of ATN and/or Wireless World may assign all or any of its rights, interests or obligations hereunder to any Affiliate of such party.

     16. Termination provision. This Plan and Agreement may be terminated any time prior to the Closing Date:

     (a) by mutual written consent of Prior and ATN;

     (b) by ATN or Prior if the Transfer shall not have been consummated by February 29, 2000; provided, however, that the right to terminate this Plan and Agreement shall not be available to any party whose failure to perform any of its obligations under this Plan and Agreement results in the failure of the Transfer to be consummated by such time;

     (c) by ATN, if either Prior, AWC, Inc. or Calypso-Com shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Plan and Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6 and (ii) has not been or is incapable of being cured by Prior without 20 calendar days after his receipt of written notice from ATN;

                                   10(n)-11

     (d) by Prior, if ATN shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Plan and Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7 and (ii) has not been or is incapable of being cured by ATN without 20 calendar days after its receipt of written notice from Prior.

     17. Effect of Termination. In the event of termination of this Plan and Agreement by either ATN or Prior as provided in Section 16, this Plan and Agreement shall forthwith become void and there shall be no liability or obligation on the part of ATN, Prior, AWC, Inc. or Calypso-Com, provided that each party shall remain liable for any intentional or willful breaches of such party's representations, warranties, covenants or other agreements contained in this Plan and Agreement prior to its termination; provided, further, that the provisions of Section 9 shall remain in full force and effect and survive any termination of this Plan and Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.



Antilles Wireless Cable T.V., Inc.           Wireless World, LLC

By:/s/Cornelius B. Prior, Jr.                By:/s/Steven M. Ross
---------------------------                   -----------------
                                                   Steven M. Ross
                                                   Chief Financial Officer



Calypso-Com Ltd.                              Atlantic TeleNetwork, Inc.

By:/s/Cornelius B. Prior, Jr.                 By:/s/Steven M. Ross
--------------------------                    -----------------
 Cornelius B. Prior, Jr.                            Steven M. Ross
                                                    Chief Financial Officer

                                   10(n)-12